Exhibit 1.5

TELEMAR NORTE LESTE S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 33.000.118/0001-79

Board of Trade (NIRE) No. 33 300 152 580

Publicly-Held Company

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

CALL NOTICE

The Board of Directors of TELEMAR NORTE LESTE S.A. (the “Company”) calls the Company’s Shareholders to meet at an Extraordinary General Shareholders’ Meeting to be held on September 14, 2011, at 10:30 a.m., at the Company’s headquarters, located at Rua General Polidoro, no. 499, 5th floor, Botafogo, in the City and State of Rio de Janeiro, to decide on the choice of a specialized company, among the three companies nominated by the Board of Directors, to prepare an economic valuation of the Company’s shares, in order to determine the withdrawal rights of dissident shareholders at the general shareholders’ meeting to be called to decide on the share exchange between the Company and Coari Participações S.A., in accordance with art. 12 of the Company’s Bylaws and art. 45 of Law No. 6,404/76.

GENERAL INSTRUCTIONS:

1.	The subject matter of meeting will be decided by a majority vote, not including blank votes, with each share, regardless of type or class, having the right to cast one vote.

2.	All documents related to the Agenda are available to the Company’s shareholders at the Company’s headquarters, on the Company’s Investor Relations website (www.oi.com.br/ri), as well as on the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários—CVM) (www.cvm.gov.br) in accordance with CVM Instruction No. 481/2009.

3.	Shareholders wishing to be represented by an attorney-in-fact must forward their respective proxies, conferring special powers, and, in case of legal entities, a copy of the corporate acts and/or documents corroborating such proxy to the Company’s Corporate M&A Department, at Rua Humberto de Campos No. 425, 5th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, between 9:00 a.m. and 12:00 p.m. or between 2:00 p.m. and 6:00 p.m., on or prior to September 12, 2011. This measure is intended to expedite the process of registration of the shareholders present at the Meeting.

4.	Shareholders whose shares are registered with Stock Exchanges’ Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to attend this Meeting must present a statement of share ownership, issued by their custodian, issued as of September 12, 2011.

Rio de Janeiro, August 29, 2011.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors